CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-113652 on Form N-1A, of our report dated December 24, 2012, relating to the financial statements and financial highlights of TFS Market Neutral Fund, TFS Small Cap Fund and TFS Hedged Futures Fund, each a series of TFS Capital Investment Trust, appearing in the Annual Report on Form N-CSR of TFS Capital Investment Trust for the year ended October 31, 2012, and to the references to us under the headings "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” and  "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

February 28, 2013